Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-183284, 333-187316, 333-194663, 333-202753, 333-210076, 333-216658, 333-223318, 333-229857, 333-236601, 333-253413, and 333-262752) pertaining to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan and 2012 Incentive Award Plan, of our reports dated February 15, 2024, with respect to the financial statements of Corcept Therapeutics Incorporated and the effectiveness of internal control over financial reporting of Corcept Therapeutics Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

May 31, 2024